                                                                    EXHIBIT 99.1

                   SYNTEL REPORTS SOLID FIRST QUARTER RESULTS


QUARTERLY HIGHLIGHTS:
     o   Revenue of $44.1M
     o   Gross margin of  43.1%
     o   EPS of $0.21  per diluted share
     o   Addition of $7.5M in cash

TROY, Mich., April 17, 2003 - Syntel, Inc. (Nasdaq: SYNT), a global information technology services firm, today announced solid financial results for the first quarter ended March 31, 2003.

Syntel's total revenue for the first quarter was $44.1 million, compared to $39.4 million in the fourth quarter of 2002 and $40.5 million in the first quarter of 2002.

Revenue contribution by segment for the relevant quarters are as follows:


       SERVICE OFFERING             Q1, 2003           %     Q4, 2002          %      Q1, 2002           %
                                    --------                 --------                 --------
Applications Outsourcing             $33.0M            75%    $31.1M           79%     $27.5M            68%
E-Business                           $ 8.5M            19%    $ 5.1M           13%     $ 8.6M            21%
TeamSourcing                         $ 2.6M             6%    $ 3.2M            8%     $ 4.4M            11%
TOTALS:                              $44.1M           100%    $39.4M          100%     $40.5M           100%

Net income for the first quarter increased to $8.4 million ($0.21 per diluted share) from $6.4 million ($0.16 per diluted share) in the year-ago quarter. Syntel's income from operations was 25.2 percent for the first quarter, as compared to 19.5 percent in the first quarter of 2002.

The Company's gross margin was 43.1 percent in the first quarter of 2003 compared to 43.6 percent in the fourth quarter of 2002 and 39.3 percent in the first quarter of 2002.

"Syntel delivered another solid quarter of performance in the face of some very challenging market conditions," said Bharat Desai, Syntel Chairman and CEO. "While I'm pleased with our progress on several key business metrics, we would still like to realize a faster ramp-up in project flow after the decision to outsource has been made. We continue to work closely with our customer base to help guide them through the internal change management process and realize the benefits of Syntel's offerings. Clearly, the trend to embrace global delivery of IT projects has gained wider acceptance and we believe Syntel is well positioned to gain additional share."




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During the first quarter of 2003, Syntel added four new corporate clients to its roster and launched 53 new engagements. More than 92 percent of the company's revenue in this quarter came from customers who had been doing business with Syntel for more than one year.

Global headcount grew to 3,062 during the first quarter, compared to 2,794 in the fourth quarter of 2002.

Syntel's financial position remains very strong. The Company added $7.5 million in net cash during the quarter resulting in a cash position, including short-term investments, of $148.2 million on March 31, 2003. Additionally, the Company remains debt free with significant unused borrowing capacity.

OUTLOOK

"Syntel remains cautiously optimistic regarding its performance for the full year 2003," added Desai. "While we continue to make progress in all of our key business metrics, Syntel still faces the challenge of accurately determining the ramp-up speed on new engagements. At this time, the Company expects revenue in the range of $170 to $180 million and earnings per share of $0.74 to $0.86 for full-year 2003."

SYNTEL TO HOST CONFERENCE CALL

Syntel will discuss its first quarter performance today on a conference call at 10:00 a.m. (Eastern). To listen to the call, please dial (888) 689-9220. The call will also be broadcast live via the Internet at Syntel's web site: www.syntelinc.com under the "Investor Relations" section. Please go to the web site at least 15 minutes prior to call start time to register and download any necessary audio software. A replay will be made available by calling (800) 642-1687 and entering "9566175" beginning at 1:00 p.m. (Eastern) on April 17, 2003 through midnight (Eastern) on April 20, 2003.

ABOUT SYNTEL

Syntel (Nasdaq: SYNT - News) is a global Applications Outsourcing and e-Business company that delivers real-world technology solutions to Global 2000 corporations. Syntel's portfolio of services includes e-Business development and integration, wireless solutions, data warehousing, eCRM, as well as complex application development and enterprise integration services. The company was the first US-based firm to launch a Global Delivery Service to drive speed-to-market and quality advantages for its customers. Named one of Forbes Magazine's "Best 200 Small Companies in America" and Business 2.0 "100 Fastest Growing Tech Companies," Syntel has 3,000 employees worldwide and is assessed at Level 5 of the SEI's CMM. To learn more, visit us at: www.syntelinc.com.

SAFE HARBOR PROVISION

This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company's Annual Form 10-K document dated March 31, 2003. Factors that could cause results to differ materially from those set forth above include general trends and developments in the information technology industry, which is subject to rapid technological changes, and the Company's concentration of sales in a relatively small number of large customers, as well as intense competition in the information technology industry, which the Company believes will increase.

Balance sheet and income statement to follow.

                          SYNTEL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                         MARCH 31,      DECEMBER 31,
                                                                           2003            2002
                                                                           ----            ----
                                          ASSETS

Current assets:
     Cash and cash equivalents                                           $139,970        $134,976
     Investments, marketable securities                                     8,266           5,737
     Accounts receivable, net  of provision for doubtful accounts          28,770          24,329
     Advanced billings and other current assets                             8,546           9,674
                                                                         --------        --------

          Total current assets                                            185,552         174,716

Property and equipment                                                     21,840          20,950
     Less accumulated depreciation                                         16,374          15,801
                                                                         --------        --------

          Property and equipment, net                                       5,466           5,149

Goodwill                                                                      906             906

Deferred income taxes & other noncurrent assets                             2,819           2,801
                                                                         --------        --------

                                                                         $194,743        $183,572
                                                                         ========        ========

                                       LIABILITIES

Current liabilities:
     Accrued payroll and related costs                                   $  9,611        $ 10,885
     Accounts payable and other current liabilities                        16,446          12,557
     Deferred revenue                                                       3,480           5,286
                                                                         --------        --------
          Total liabilities                                                29,537          28,728

                                   SHAREHOLDERS' EQUITY
                                                                          165,206         154,844
                                                                         --------        --------

Total liabilities and shareholders' equity                               $194,743        $183,572
                                                                         ========        ========

                          SYNTEL, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                3 MONTHS
                                                               ENDED MAR 31
                                                          ----------------------
                                                           2003           2002
                                                          -------        -------
Revenues (net)                                            $44,078        $40,490
Cost of revenues                                           25,080         24,559
                                                          -------        -------
Gross profit                                               18,998         15,931
Selling, general and administrative expenses                7,889          8,021
                                                          -------        -------

Income from operations                                     11,109          7,910

Other income, principally interest                            615            678
                                                          -------        -------

      Income before income taxes                           11,724          8,588

Income tax                                                  3,347          2,227
                                                          -------        -------

Net income before loss from equity investment               8,377          6,361

Loss from equity investment                                    25              0
                                                          -------        -------

      Net income                                          $ 8,352        $ 6,361
                                                          =======        =======

EARNINGS PER SHARE
      Basic                                               $  0.21        $  0.16
      Diluted                                             $  0.21        $  0.16

      Weighted average common shares outstanding:

      Basic                                                39,247         38,563
                                                          =======        =======

      Diluted                                              40,493         40,088
                                                          =======        =======